EXHIBIT (a)(1)(i)

EXHIBIT (a)(1)(i)

These announcements are not offers to purchase or solicitations of offers to sell Shares (as defined below). Each Offer is made only by the Combined Offer to Purchase dated February 24, 2010, and the related Letter of Transmittal.
Neither Offer is being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws.

BlackRock Senior Floating Rate Fund, Inc.
Notice of Offer to Purchase for Cash 5,000,000 of its Issued and Outstanding Shares at Net Asset Value Per Share

BlackRock Senior Floating Rate Fund II, Inc.
Notice of Offer to Purchase for Cash 3,500,000 of its Issued and Outstanding Shares at Net Asset Value Per Share

THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE FOR EACH OFFER IS 4:00 P.M., EASTERN TIME, ON THURSDAY, MARCH 25, 2010, UNLESS EXTENDED.

BlackRock Senior Floating Rate Fund, Inc. (“SFR I”) is offering to purchase up to 5,000,000 of its issued and outstanding shares of common stock par value $.10 per share (“SFR I Shares”) at a price equal to its net asset value per share (“SFR I NAV”) less any applicable early withdrawal charge as of the close of business on the New York Stock Exchange on the expiration date, March 25, 2010, unless extended, upon the terms and conditions set forth in the Combined Offer to Purchase dated February 24, 2010 (the “SFR I Offer”). The SFR I NAV on February 19, 2010, was $7.53 per share.

     BlackRock Senior Floating Rate Fund II, Inc. (“SFR II”) is separately offering to purchase up to 3,500,000 of its issued and outstanding shares of common stock par value $.10 per share per share (“SFR II Shares”) at a price equal to its net asset value per share (“SFR II NAV”) less any applicable early withdrawal charge as of the close of business on the New York Stock Exchange on the expiration date, March 25, 2010, unless extended, upon the terms and conditions set forth in the Combined Offer to Purchase dated February 24, 2010 (the “SFR II Offer”). The SFR II NAV on February 19, 2010, was $8.16 per share.

The purpose of the SFR I Offer and the SFR II Offer (each, an “Offer”) is to provide liquidity to SFR I and SFR II’s (each, a “Fund”) respective stockholders since neither Fund is aware of any secondary market that exists for the SFR I Shares or SFR II Shares (together, the “Shares”). Neither Offer is conditioned upon the tender of any minimum number of Shares, or upon the other Offer.

If more than 5,000,000 SFR I Shares or 3,500,000 SFR II Shares are duly tendered prior to the expiration of the SFR I Offer or the SFR II Offer, respectively, assuming no changes in the factors originally considered by each Fund’s Board of Directors when it determined to make the respective Offer, the applicable Fund will either (1) extend its respective Offer period, if necessary, and increase the number of Shares that each Fund is offering to purchase to an amount that it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or (2) purchase 5,000,000 SFR I Shares or 3,500,000 SFR II Shares, as applicable (or such larger number of Shares sought), on a pro rata basis.

Shares tendered pursuant to either Offer may be withdrawn at any time prior to 4:00 p.m., Eastern Time, on Thursday, March 25, 2010, unless the Offer is extended, and, if not yet accepted for payment by the applicable fund, Shares may also be withdrawn after April 20, 2010.

The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Combined Offer to Purchase and is incorporated herein by reference.

The Combined Offer to Purchase and the related Letter of Transmittal for each Fund contain important information that should be read carefully before any decision is made with respect to an Offer.

Questions and requests for assistance, for current SFR I NAV or SFR II NAV quotations or for copies of the Combined Offer to Purchase, a Fund’s Letter of Transmittal, and any other tender offer documents, may be directed to BlackRock Advisors, LLC at the address and telephone number below. Copies will be furnished promptly at no expense to you and also may be obtained by completing and returning the coupon below to BlackRock Advisors, LLC. Stockholders who do not own Shares directly should effect a tender through their broker, dealer or nominee. For example, stockholders who purchased Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated should effect tenders through their financial advisor.

1-800-441-7762

Mail to: BlackRock Advisors, LLC
P.O. Box 9011, Princeton, NJ 08543-9011
| | Please send me BlackRock Senior Floating Rate Fund, Inc. Tender Offer materials
| | Please send me BlackRock Senior Floating Rate Fund II, Inc. Tender Offer materials

Name:______________________ Address:____________________________________
Business Phone:______________ City:_______________________________________
Home Phone:_________________ State:___________________ Zip:________________
_____________________________________________________________________________

February 24, 2010